Exhibit 10.7

MEMORANDUM RELATING TO BONUS STRUCTURE

FOR

DENNIS L. KOGOD

On March 10, 2010, the Company agreed to pay Mr. Kogod, Chief Operating Officer, a relocation bonus in the amount of $118,000 per year for three years to support Mr. Kogod’s transition to Denver, Colorado commencing upon his relocation to Denver, Colorado. Such amount is in addition to amounts which Mr. Kogod is otherwise eligible to receive under his employment agreement with the Company.